UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 16, 2007

PROVIDENCE AND WORCESTER RAILROAD COMPANY

(Exact name of registrant as specified in its charter)

Rhode Island

(State or other jurisdiction of incorporation)

0-16704	05-0344399
(Commission File Number)	(IRS Employer Identification Number)

75 Hammond Street, Worcester, Massachusetts 01610

(Address of principal executive offices)

(508) 755-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 4.02. Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review.

On February 16, 2007, Providence and Worcester Railroad Company (the “Company”) determined that it is likely that the Company will have to restate its financial statements for the years ended December 31, 2004 and 2005 and the periods ended March 31, 2004, June 30, 2004, September 30, 2004, March 31, 2005, June 30, 2005 and September 30, 2005, and that those financial statements (the “Affected Financial Statements”) should not be relied upon. Until the Company has either restated and reissued its results for the applicable periods or determined that no such restatement and reissue is warranted, investors, potential investors and other readers of the Company’s SEC filings are cautioned not to rely on the Affected Financial Statements, to the extent they are affected by the accounting issues described in this report.

This determination was made following discussions held with its independent registered public accounting firm.

The issue involves the proper accrual of compensatory time owed to certain employees pursuant to a collective bargaining agreement in effect during the periods covered by the Affected Financial Statements. That contract provided, among other things, for awarding of compensatory time off instead of overtime pay. During negotiations for a new collective bargaining agreement with the union to replace the agreement (which was due to expire) it came to the attention of senior management that the Company had not accrued for the compensatory time owed to employees covered by the agreement and that accumulated compensatory time owed to all employees entitled to earn it, who are located in several departments, represented an obligation of the Company that needed to be reflected in the Company’s financial statements.

The Company’s Treasurer, who is also the Company’s Chief Financial Officer, discussed these matters with the Audit Committee of the Board of Directors and with the Company’s independent registered public accounting firm.

The Company intends to reduce its retained earnings as of December 31, 2003 by $168,000 and its net income for 2004 and 2005 by $33,000 (one cent per share) and $45,000 (one cent per share), respectively. These figures are subject to final audit by the Company’s independent registered public accountants.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDENCE AND WORCESTER RAILROAD COMPANY

/s/ Robert J. Easton

By:_____________________________

Robert J. Easton, Treasurer and

Chief Financial Officer

Date: February 20, 2007